news release

EXHIBIT 99.1
FOR RELEASE AT 3:00 AM PT
OCTOBER 29, 2021

Chevron Announces Third Quarter 2021 Results
•Reported earnings of $6.1 billion
•Cash flow from operations of $8.6 billion; record free cash flow of $6.7 billion
•Share repurchases of $625 million
San Ramon, Calif., October 29, 2021 – Chevron Corporation (NYSE: CVX) today reported earnings of $6.1 billion ($3.19 per share - diluted) for third quarter 2021, compared with a loss of $207 million ($(0.12) per share - diluted) in third quarter 2020. Included in the current quarter were asset sale gains of $200 million and pension settlement costs of $81 million. Foreign currency effects increased earnings by $305 million. Adjusted earnings of $5.7 billion ($2.96 per share - diluted) in third quarter 2021 compares to adjusted earnings of $340 million ($0.18 per share - diluted) in third quarter 2020. For a reconciliation of adjusted earnings/(loss), see Attachment 5.
Sales and other operating revenues in third quarter 2021 were $43 billion, compared to $24 billion in the year-ago period.
Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2021	2020	2021	2020
Earnings by business segment
Upstream	$5,135	$235	$10,663	$(2,934)
Downstream	1,310	292	2,154	385
All Other	(334)	(734)	(2,247)	(2,329)
Total (1)(2)	$6,111	$(207)	$10,570	$(4,878)
(1) Includes foreign currency effects	$305	$(188)	$346	$(111)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Third quarter earnings were the highest since first quarter 2013 largely due to improved market conditions, strong operational performance and a lower cost structure,” said Mike Wirth, Chevron’s chairman and chief executive officer.
“Our free cash flow during the quarter was the best ever reported by the company,” Wirth added. “We paid dividends of $2.6 billion, reduced debt by $5.6 billion, and repurchased $625 million of shares during the quarter.”
Chevron continued to exercise capital discipline and actively manage its portfolio to advance its higher return, lower carbon objectives. Year-to-date capital spending was down 22 percent from a year ago. The company announced an agreement with Neste Oyj to acquire their Group III

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base oil business and brand, NEXBASETM, and completed the acquisition of an equity interest in American Natural Gas LLC and its network of 60 compressed natural gas stations to grow its renewable natural gas value chain. In addition, the company completed the sales of several conventional Permian Basin properties during the quarter.
UPSTREAM
Worldwide net oil-equivalent production was 3.03 million barrels per day in third quarter 2021, an increase of 7 percent from a year ago.

U.S. Upstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2021	2020	2021	2020
Earnings	$1,962	$116	$4,349	$(1,709)
U.S. upstream operations earned $1.96 billion in third quarter 2021, compared with $116 million a year earlier. The improvement was primarily due to higher crude oil realizations and sales volumes. Gains on assets sales during the quarter also contributed to the improvement between periods.
The company’s average sales price per barrel of crude oil and natural gas liquids was $58 in third quarter 2021, up from $31 a year earlier. The average sales price of natural gas was $3.25 per thousand cubic feet in third quarter 2021, up from $0.89 in last year’s third quarter.
Net oil-equivalent production of 1.13 million barrels per day in third quarter 2021 was up 145,000 barrels per day from a year earlier. The increase was due to an additional 224,000 barrels per day of production following the Noble Energy acquisition, partially offset by a 69,000 barrels per day decrease related to the Appalachian asset sale. The net liquids component of oil-equivalent production in third quarter 2021 increased 15 percent to 842,000 barrels per day, and net natural gas production increased 13 percent to 1.71 billion cubic feet per day, compared to last year’s third quarter.

International Upstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2021	2020	2021	2020
Earnings*	$3,173	$119	$6,314	$(1,225)
*Includes foreign currency effects	$285	$(107)	$311	$99
International upstream operations earned $3.17 billion in third quarter 2021, compared with $119 million a year ago. The increase in earnings was primarily due to higher realizations and sales volumes. Foreign currency effects had a favorable impact on earnings of $392 million between periods.
The average sales price for crude oil and natural gas liquids in third quarter 2021 was $68 per barrel, up from $39 a year earlier. The average sales price of natural gas was $6.28 per thousand cubic feet in the third quarter, up from $3.89 in last year’s third quarter.
Net oil-equivalent production of 1.91 million barrels per day in third quarter 2021 was up 55,000 barrels per day from third quarter 2020. Higher production of an additional 158,000 barrels per day following the Noble Energy acquisition and lower production curtailments, were partially offset by unfavorable entitlement effects, normal field declines, and operational impacts that were mainly due to the planned turnaround at Tengizchevroil. The net liquids component of oil-equivalent production decreased 6 percent to 915,000 barrels per day in third quarter 2021,

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while net natural gas production of 5.95 billion cubic feet per day increased 13 percent, compared to last year's third quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2021	2020	2021	2020
Earnings	$1,083	$141	$1,729	$(397)
U.S. downstream operations reported earnings of $1.08 billion in third quarter 2021, compared with $141 million a year earlier. The increase was mainly due to higher margins on refined product sales, higher earnings from the 50 percent-owned Chevron Phillips Chemical Company, and higher sales volumes.
Refinery crude oil input in third quarter 2021 increased 9 percent to 895,000 barrels per day from the year-ago period, as the company increased refinery runs in response to higher demand and the improved refining margin environment.
Refined product sales of 1.19 million barrels per day were up 18 percent from the year-ago period, mainly due to higher gasoline, jet fuel, and diesel demand as travel restrictions associated with the COVID-19 pandemic continue to ease.

International Downstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2021	2020	2021	2020
Earnings*	$227	$151	$425	$782
*Includes foreign currency effects	$123	$(49)	$183	$(12)
International downstream operations reported earnings of $227 million in third quarter 2021, compared with $151 million a year earlier. Foreign currency effects had a favorable impact on earnings of $172 million between periods, partially offset by higher operating expenses that were mostly related to transportation.
Refinery crude oil input of 584,000 barrels per day in third quarter 2021 increased 2 percent from the year-ago period.
Refined product sales of 1.39 million barrels per day in third quarter 2021 increased 8 percent from the year-ago period, mainly due to higher demand for gasoline and jet fuel.
ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2021	2020	2021	2020
Net Charges*	$(334)	$(734)	$(2,247)	$(2,329)
*Includes foreign currency effects	$(103)	$(32)	$(148)	$(198)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in third quarter 2021 were $334 million, compared to $734 million a year earlier. The decrease in net charges between periods was mainly due to favorable tax items and lower

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corporate charges. Foreign currency effects increased net charges by $71 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2021 was $19.7 billion, compared with $8.3 billion in 2020. Excluding working capital effects, cash flow from operations in the first nine months of 2021 was $21.2 billion, compared with $8.4 billion in 2020.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2021 were $8.1 billion, compared with $10.3 billion in 2020. The amounts included $2.3 billion in 2021 and $3.1 billion in 2020 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 84 percent of the company-wide total in 2021.

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We are focused on lowering the carbon intensity in our operations and seeking to grow lower carbon businesses along with our traditional business lines. More information about Chevron is available at www.chevron.com.

# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of third quarter 2021 earnings with security analysts will take place on Friday, October 29, 2021, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 3:15 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, Noble Energy acquisition costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. During the first quarter of 2021, the Company updated its calculation of adjusted earnings to exclude pension settlement costs. The Company recognizes settlement gains or losses when the cost of all settlements for a plan during a year is greater than the sum of its service and interest costs during the year. By adjusting earnings to exclude pension settlement costs, the Company believes it removes non-operational costs that would otherwise obscure its underlying operating results. Adjusted earnings/(loss) for 2020 were

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recast to conform with the current presentation. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
This news release also includes free cash flow and free cash flow excluding working capital. Free cash flow is defined as net cash provided by operating activities less cash capital expenditures, and represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less cash capital expenditures and represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. A reconciliation of free cash flow and free cash flow excluding working capital are shown in Attachment 3.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company's products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; development of large carbon capture and offset markets; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in the company's global supply chain, including supply chain constraints; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs,

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sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 23 of the company's 2020 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
REVENUES AND OTHER INCOME	2021	2020	2021	2020

Sales and other operating revenues	$42,552	$23,997	$109,745	$69,628
Income (loss) from equity affiliates	1,647	510	4,000	(1,040)
Other income (loss)	511	(56)	591	858
Total Revenues and Other Income	44,710	24,451	114,336	69,446
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	23,834	13,448	62,031	37,101
Operating expenses *	6,110	5,658	18,564	18,928
Exploration expenses	158	117	357	1,170
Depreciation, depletion and amortization	4,304	4,017	13,112	15,022
Taxes other than on income	2,075	1,091	5,061	3,223
Interest and debt expense	174	164	557	498
Total Costs and Other Deductions	36,655	24,495	99,682	75,942
Income (Loss) Before Income Tax Expense	8,055	(44)	14,654	(6,496)
Income tax expense (benefit)	1,940	165	4,047	(1,591)
Net Income (Loss)	6,115	(209)	10,607	(4,905)
Less: Net income (loss) attributable to noncontrolling interests	4	(2)	37	(27)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$6,111	$(207)	$10,570	$(4,878)

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$3.19	$(0.12)	$5.52	$(2.63)
- Diluted	$3.19	$(0.12)	$5.51	$(2.63)

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,918,006	1,853,533	1,916,174	1,856,363
- Diluted	1,921,095	1,853,533	1,919,666	1,856,363

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2021	2020	2021	2020
Upstream
United States	$1,962	$116	$4,349	$(1,709)
International	3,173	119	6,314	(1,225)
Total Upstream	5,135	235	10,663	(2,934)
Downstream
United States	1,083	141	1,729	(397)
International	227	151	425	782
Total Downstream	1,310	292	2,154	385
All Other (1)	(334)	(734)	(2,247)	(2,329)
Total (2)	$6,111	$(207)	$10,570	$(4,878)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Sep 30, 2021	Dec 31, 2020
Cash and Cash Equivalents	$5,998	$5,596
Marketable Securities	$34	$31
Total Assets	$239,948	$239,790
Total Debt	$37,347	$44,315
Total Chevron Corporation Stockholders' Equity	$135,862	$131,688

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
CAPITAL AND EXPLORATORY EXPENDITURES(3)	2021	2020	2021	2020
United States
Upstream	$1,135	$904	$3,258	$3,932
Downstream	295	296	801	750
Other	53	44	136	183
Total United States	1,483	1,244	4,195	4,865

International
Upstream	1,179	1,119	3,475	4,499
Downstream	105	228	377	949
Other	3	1	13	9
Total International	1,287	1,348	3,865	5,457
Worldwide	$2,770	$2,592	$8,060	$10,322
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$70	$76	$236	$251
International	661	729	2,022	2,812
Total	$731	$805	$2,258	$3,063

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)	Three Months Ended Sept. 30
		Nine Months Ended Sept. 30
OPERATING ACTIVITIES	2021	2021	2020
Net Income (Loss)	$6.1	$10.6	$(4.9)
Adjustments
Depreciation, depletion and amortization	4.3	13.1	15.0
Distributions more (less) than income from equity affiliates	(0.7)	(2.2)	2.2
Loss (gain) on asset retirements and sales	(0.3)	(0.4)	(0.6)
Net foreign currency effects	(0.2)	—	0.2
Deferred income tax provision	0.7	0.5	(3.2)
Net decrease (increase) in operating working capital	(0.4)	(1.5)	—
Other operating activity	(0.8)	(0.4)	(0.4)
Net Cash Provided by Operating Activities	$8.6	$19.7	$8.3

INVESTING ACTIVITIES
Capital expenditures	(1.9)	(5.5)	(6.9)
Proceeds and deposits related to asset sales and returns of investment	0.2	0.6	2.0
Other investing activity(2)	0.3	0.4	(1.4)
Net Cash Used for Investing Activities	$(1.3)	$(4.5)	$(6.3)

FINANCING ACTIVITIES
Net change in debt	(5.6)	(6.9)	7.7
Cash dividends — common stock	(2.6)	(7.6)	(7.2)
Net sales (purchases) of treasury shares	(0.6)	(0.2)	(1.5)
Distributions to noncontrolling interests	—	—	—
Net Cash Provided by (Used for) Financing Activities	$(8.8)	$(14.8)	$(1.1)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.1)	(0.1)	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(1.7)	$0.3	$0.9
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily (borrowings) repayments of loans by equity affiliates.

RECONCILIATION OF NON-GAAP MEASURES
Net Cash Provided by Operating Activities	$8.6	$19.7	$8.3
Less: Capital expenditures	1.9	5.5	6.9
Free Cash Flow	$6.7	$14.2	$1.4
Less: Net decrease (increase) in operating working capital	(0.4)	(1.5)	—
Free Cash Flow Excluding Working Capital	$7.1	$15.7	$1.4

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2021	2020	2021	2020
United States	842	731	834	760
International	915	976	976	1,072
Worldwide	1,757	1,707	1,810	1,832
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,708	1,507	1,677	1,511
International	5,952	5,257	6,023	5,609
Worldwide	7,660	6,764	7,700	7,120
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,127	982	1,113	1,012
International	1,907	1,852	1,980	2,006
Worldwide	3,034	2,834	3,093	3,018
SALES OF NATURAL GAS (MMCF/D):
United States	4,076	3,776	3,922	4,000
International	5,450	5,513	5,212	5,722
Worldwide	9,526	9,289	9,134	9,722
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	211	230	208	228
International	213	133	186	126
Worldwide	424	363	394	354
SALES OF REFINED PRODUCTS (MB/D):
United States	1,188	1,004	1,133	997
International (5)	1,386	1,282	1,312	1,219
Worldwide	2,574	2,286	2,445	2,216
REFINERY INPUT (MB/D):
United States	895	820	911	789
International	584	570	567	598
Worldwide	1,479	1,390	1,478	1,387

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	51	35	55	52
(3) Includes natural gas consumed in operations (MMCF/D):
United States	47	35	46	34
International	540	535	547	571
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	355	350	346	352

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended Sept. 30, 2021			Three Months Ended Sept. 30, 2020 [1]			Nine Months Ended Sept. 30, 2021			Nine Months Ended Sept. 30, 2020 [1]
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$1,962			$116			$4,349			$(1,709)
Int'l Upstream			3,173			119			6,314			(1,225)
U.S. Downstream			1,083			141			1,729			(397)
Int'l Downstream			227			151			425			782
All Other			(334)			(734)			(2,247)			(2,329)
Net Income (Loss) Attributable to Chevron			$6,111			$(207)			$10,570			$(4,878)

SPECIAL ITEMS
U.S. Upstream
Impairments & write-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(1,575)	$385	$(1,190)
Severance accruals	—	—	—	—	—	—	—	—	—	(157)	37	$(120)
Remediation charge	—	—	—	—	—	—	(158)	38	(120)	—	—	—
Asset sale gains	260	(60)	200	—	—	—	260	(60)	200	—	—	—
Int'l Upstream
Asset sale gains	—	—	—	—	—	—	—	—	—	550	—	550
Impairments & write-offs	—	—	—	—	—	—	—	—	—	(4,106)	516	$(3,590)
Severance accruals	—	—	—	—	—	—	—	—	—	(374)	84	$(290)
Tax Items	—	—	—	—	(130)	(130)	—	—	—	—	690	$690
U.S. Downstream
Legal reserves	—	—	—	—	—	—	(140)	30	(110)	—	—	—
Severance accruals	—	—	—	—	—	—	—	—	—	(109)	29	(80)
Int'l Downstream
Severance accruals	—	—	—	—	—	—	—	—	—	(79)	19	(60)
All Other
Mining remediation	—	—	—	(118)	28	(90)	—	—	—	(118)	28	(90)
Pension settlement costs	(107)	26	(81)	(184)	45	(139)	(575)	138	(437)	(304)	73	(231)
Severance accruals	—	—	—	—	—	—	—	—	—	(295)	65	(230)
Total Special Items	$153	$(34)	$119	$(302)	$(57)	$(359)	$(613)	$146	$(467)	$(6,567)	$1,926	$(4,641)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$285			$(107)			$311			$99
Int'l Downstream			123			(49)			183			(12)
All Other			(103)			(32)			(148)			(198)
Total Foreign Currency Effects			$305			$(188)			$346			$(111)

ADJUSTED EARNINGS/(LOSS) [2]
U.S. Upstream			$1,762			$116			$4,269			$(399)
Int'l Upstream			2,888			356			6,003			1,316
U.S. Downstream			1,083			141			1,839			(317)
Int'l Downstream			104			200			242			854
All Other			(150)			(473)			(1,662)			(1,580)
Total Adjusted Earnings/(Loss)			$5,687			$340			$10,691			$(126)

Total Adjusted Earnings/(Loss) per share			$2.96			$0.18			$5.57			$(0.07)

[1] Amounts recast to conform with the current presentation of excluding pension settlement costs. For additional information, please refer to the discussion under “Non-GAAP Financial Measures” in this news release.

[2] Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.